Exhibit 99.1

Onconova Therapeutics Announces Plans for a Phase 1/2a Trial of Narazaciclib Combined with Letrozole in Endometrial Cancer, Reports Third Quarter 2022 Financial Results, and Provides a Business Update

Initiation of Phase 1/2a endometrial cancer trial expected in 1Q23; preliminary data expected 4Q23

Conference call and live webcast at 4:30 p.m. ET today

NEWTOWN, PA., November 14, 2022 (GLOBE NEWSWIRE) -- Onconova Therapeutics, Inc. (NASDAQ: ONTX), (“Onconova”), a clinical-stage biopharmaceutical company focused on discovering and developing novel products for patients with cancer, today announced plans for a Phase 1/2a trial of narazaciclib combined with letrozole in recurrent metastatic low-grade endometrioid endometrial cancer (LGEEC). In addition, the Company reported its third quarter 2022 financial results and provided a business update.

“Onconova’s upcoming Phase 1/2a trial has been thoughtfully designed to explore narazaciclib’s potential as a best-in-class therapy when combined with letrozole in recurrent low grade endometrioid endometrial cancer (LGEEC),” said Bhavana Pothuri, MD, Professor, Department of Obstetrics and Gynecology at NYU Grossman School of Medicine and Director, Gynecologic Oncology Research; Perlmutter Cancer Center and principal investigator of the trial. “Data from prior randomized and single-arm trials in LGEEC have validated the anti-cancer activity of letrozole combined with agents that, like narazaciclib, potently inhibit CDK 4/6. However, currently available CDK 4/6 inhibitors are hampered by limitations related to safety, tolerability, and treatment resistance. Moreover, none are currently FDA approved for endometrial cancer creating an urgent need for improved treatment options for LGEEC patients. Clinical and preclinical data suggest narazaciclib’s differentiated inhibitory profile may allow it to address this unmet need, which is a hypothesis I look forward to evaluating with my colleagues in Onconova’s upcoming study.”

Endometrioid Endometrial Cancer and the Upcoming Phase 1/2a Trial

Endometrial cancer (EC) arises in the uterine lining and is the most common cancer of the female reproductive organs. Endometrioid endometrial cancer is the most common subtype of EC, accounting for approximately 75% of cases. Onconova expects to initiate a multi-center Phase 1/2a trial evaluating its multi-kinase inhibitor narazaciclib in combination with letrozole as a second- or third-line therapy for the treatment of recurrent metastatic LGEEC in 1Q23. Both narazaciclib and letrozole will be administered orally with a continuous daily dosing schedule in the trial, which will begin with a Phase 1 dose escalation phase before moving to a Phase 2 expansion cohort designed to enroll approximately 30 patients.

The primary objective of the Phase 1 portion of the trial will be to evaluate safety, tolerability, pharmacokinetics and pharmacodynamics in order to determine a recommended Phase 2 dose (RP2D) of the combination. The primary objective of the Phase 2 portion will be to evaluate the efficacy of the combination at the RP2D, as measured by progression-free survival at 24 weeks. The estrogen/progesterone receptor status of participants will be recorded as part of an exploratory objective. The trial will be conducted at 6 to 10 sites in the United States. Initiation of the trial is expected in 1Q23. Preliminary data are expected in 4Q23.

Third Quarter 2022 and Recent Highlights:

•	Safety data from the ongoing Phase 1 solid tumor trials of narazaciclib in the United States and China continue to be encouraging with the maximum tolerated dose not yet reached in either study. Both trials are currently enrolling patients into their fifth dose escalation cohort. The trial in the United States is evaluating a continuous daily dosing regimen, while participants in the trial in China receive once daily doses of narazaciclib only on days 1-21 of 28-day cycles. A protocol amendment to enable further dose escalation in the trial in China is being prepared.

•	The investigator-sponsored Phase 1/2a trial evaluating rigosertib in combination with the checkpoint inhibitor nivolumab in KRAS-mutated non-small cell lung cancer (NSCLC) continues to enroll patients in its dose-expansion cohort. Updated data presented at the European Society for Medical Oncology (ESMO) Annual Congress showed an encouraging signal of efficacy in the trial’s extensively pre-treated population, with one complete response, two partial responses, and one instance of stable disease achieved in fourteen evaluable patients. Responses were achieved in patients with three distinct KRAS mutations, corroborating preclinical data suggesting the MOA of rigosertib is mutation agnostic. The studied doublet has been well tolerated in the trial. Additional data from the trial are expected in 1H23.

•	Rigosertib’s additional investigator-sponsored trials also continue to progress. A Phase 2 trial of rigosertib in combination with pembrolizumab in patients with checkpoint inhibitor refractory metastatic melanoma is on track for initiation. The Phase 2 trial of rigosertib monotherapy in advanced squamous cell carcinoma associated with recessive dystrophic epidermolysis bullosa continues to enroll patients and was recently the subject of a non-dilutive grant.

Steven M. Fruchtman, M.D., President and Chief Executive Officer of Onconova, commented, “We look forward to initiating the Ph 1/ 2a trial of the narazaciclib doublet in LGEEC. CDK 4/6 inhibitors are not health authority approved in this space that has a great unmet medical need for novel approaches. The advancement of rigosertib’s investigator-sponsored studies have complemented efforts in our lead narazaciclib program. Recently reported data from a Phase 1/2a trial showed rigosertib when combined with a PD-1 checkpoint inhibitor to drive complete and partial responses in advanced KRAS-mutated non-small cell lung cancer. These responses were achieved in patients with three distinct KRAS mutations who had failed prior checkpoint inhibitor therapy, thereby confirming rigosertib’s KRAS mutation-agnostic mechanism of action and potential to synergize with anti-PD-1 agents. We will be reporting additional data from this trial as patient accrual continues, which will be key to informing our next steps in this program.”

Third Quarter Financials

Cash and cash equivalents as of September 30, 2022 were $42.6 million compared with $55.1 million as of December 31, 2021. The Company believes that its cash and cash equivalents will be sufficient to fund ongoing clinical trials and business operations into 2024.

Research and development expenses were $3.6 million for the third quarter of 2022, compared with $1.8 million for the third quarter of 2021.

General and administrative expenses were $2.1 million for the third quarter of 2022, compared with $2.3 million for the third quarter of 2021.

Net loss for the third quarter of 2022 was $5.4 million, or $0.26 per share on 20.9 million weighted shared outstanding, compared with a net loss of $3.5 million, or $0.22 per share for the third quarter of 2021 on 16.0 million weighted shared outstanding.

Conference Call and Webcast

Onconova will host an investment community conference call beginning at 4:30 p.m. Eastern Time, during which management will discuss financial results for the third quarter of 2022, provide a business update, and answer questions. Interested parties can participate by dialing (800) 715-9871 (domestic callers) or (646) 307-1963 (international callers) and using conference ID 6078502.

A live webcast of the conference call will be available in the Investors & Media section of the Company's website at www.onconova.com. A replay of the webcast will be available on the Onconova website for 90 days following the call.

About Onconova Therapeutics, Inc.

Onconova Therapeutics is a clinical-stage biopharmaceutical company focused on discovering and developing novel products for patients with cancer. The Company has proprietary targeted anti-cancer agents designed to disrupt specific cellular pathways that are important for cancer cell proliferation.

Onconova’s novel, proprietary multi-kinase inhibitor narazaciclib (formerly ON 123300) is being evaluated in two separate and complementary Phase 1 dose-escalation and expansion studies. These trials are currently underway in the United States and China.

Onconova’s product candidate rigosertib is being studied in an investigator-sponsored study program, including in a dose-escalation and expansion Phase 1/2a investigator-sponsored study with oral rigosertib in combination with nivolumab for patients with KRAS+ non-small cell lung cancer.

For more information, please visit www.onconova.com.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. These statements relate to Onconova’s expectations regarding the timing of Onconova’s and investigator-initiated clinical development and trial data, and the mechanisms, therapeutic effects, and indications for Onconova’s product candidates. Onconova has attempted to identify forward-looking statements by terminology including "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," “preliminary,” “encouraging,” "approximately" or other words that convey uncertainty of future events or outcomes. Although Onconova believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the success and timing of Onconova's clinical trials, investigator-initiated trials and regulatory agency and institutional review board approvals of protocols, Onconova’s collaborations, market conditions and those discussed under the heading "Risk Factors" in Onconova's most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statements contained in this release speak only as of its date. Onconova undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Mark Guerin

Onconova Therapeutics, Inc.

267-759-3680

ir@onconova.us

https://www.onconova.com/contact/

Investor Contact:

Bruce Mackle

LifeSci Advisors, LLC
646-889-1200
bmackle@lifesciadvisors.com

ONCONOVA THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,613	$55,070
Receivables	28	28
Prepaid expenses and other current assets	1,110	332
Total current assets	43,751	55,430
Property and equipment, net	28	38
Other non-current assets	1	10
Total assets	$43,780	$55,478

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,760	$2,757
Accrued expenses and other current liabilities	3,350	3,132
Deferred revenue	226	226
Total current liabilities	7,336	6,115
Deferred revenue, non-current	3,073	3,243
Total liabilities	10,409	9,358

Stockholders' equity:
Preferred stock	-	-
Common stock	209	209
Additional paid in capital	491,486	490,644
Accumulated other comprehensive loss	(61)	(14)
Accumulated deficit	(458,263)	(444,719)
Total stockholders' equity	33,371	46,120
Total liabilities and stockholders' equity	$43,780	$55,478

ONCONOVA THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine months months ended September 30,
	2022	2021	2022	2021
Revenue	$57	$57	$170	$170
Operating expenses:
General and administrative	2,105	2,284	6,430	7,351
Research and development	3,593	1,763	7,633	5,552
Total operating expenses	5,698	4,047	14,063	12,903
Loss from operations	(5,641)	(3,990)	(13,893)	(12,733)

Change in fair value of warrant liability	-	530	-	321
Other income, net	243	7	349	13
Net loss	(5,398)	(3,453)	(13,544)	(12,399)
Net loss per share of common stock, basic and diluted	$(0.26)	$(0.22)	$(0.65)	$(0.80)
Basic and diluted weighted average shares outstanding	20,915,408	15,979,180	20,902,251	15,463,720